EXHIBIT 10.31

AMERICAN TECHNOLOGY CORPORATION

SUMMARY SHEET
OF
DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation of Directors

Until June 2005, our non-employee directors did not receive cash fees as compensation for their services. In June 2005, we began compensating our non-employee directors in the amount of $1,000 per month, paid quarterly in arrears. Each of our non-employee directors serving between January 1 and May 31, 2005, was paid a one-time fee of $5,000 in recognition of service during that period. Our directors are also reimbursed for the expenses of attending directors’ or committee meetings. Our directors have received in the past, and may receive in the future, stock option grants. In June 2005, we granted three of our non-employee directors an option exercisable for 50,000 shares of common stock with an exercise price equal to the closing price of the common stock on the date of grant and expiring five years after the date of grant. These options vest quarterly over five years, subject to continued service and other conditions.

Compensation of Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to the Company's executive officers. The following table sets forth the annual salary rates for the Company’s current executive officers as of the date of this report on Form 10-K:

Elwood G. Norris, Chairman	$200,000
John R. Zavoli, President, Chief Operating Officer and Interim Chief Financial Officer	$250,000
Karen Jordan, Chief Accounting Officer	$140,000
James Croft III, Chief Technology Officer and Vice President of Advanced Development	$165,000
Bruce Gray, Vice President, Commercial Group	$200,000
Alan J. Ballard, Vice President, Government and Military Division	$145,000
Rose Tomich-Litz, Vice President, Operations	$157,500

Employment Arrangements with Current Executive Officers

The following discussion summarizes the employment arrangements between us and our current executive officers as of the date of this report on Form 10-K:

1

Mr. Elwood G. Norris - Effective September 1, 1997, we entered into a three year employment contract with Mr. Norris, for his services as Chief Technology Officer. The three-year term expired on August 31, 2000, but the agreement remains in effect until one party gives thirty days advance notice of termination to the other. Mr. Norris now serves as Chairman under the term of this agreement. The agreement, as amended by the Compensation Committee, provides for a base salary of $16,667 per month. The agreement provides that Mr. Norris will participate in bonus, benefit and other incentives at the discretion of the Board of Directors. Mr. Norris has agreed not to disclose trade secrets and has agreed to assign certain inventions to us during employment. We are also obligated to pay Mr. Norris certain royalties. See "Certain Relationships and Related Transactions" in our Form 10-K/A filed March 18, 2005.

Mr. John R. Zavoli - On October 17, 2005, we entered into a letter agreement with John R. Zavoli, pursuant to which Mr. Zavoli was appointed as our president and chief operating officer, commencing November 1, 2005, and as interim chief financial officer commencing December 16, 2005. Mr. Zavoli was a director of our company and was a member of the audit and compensation committees until he resigned the committee appointments in connection with entering into the letter agreement. The letter agreement provides for an annual base salary of $250,000 and eligibility for an annual bonus, as recommended by the compensation committee and approved by the board of directors. Mr. Zavoli's employment is not for a specified period or term of employment and is terminable at-will by us or by Mr. Zavoli for any reason, with or without notice. Mr. Zavoli will be entitled to severance benefits in the form of up to a maximum of six months of salary and health benefit continuation if we terminate his employment without cause or he resigns for good reason.

Ms. Karen Jordan - On December 16, 2005, our board of directors approved the appointment of Karen Jordan as our chief accounting officer. Ms. Jordan entered into a letter agreement with the Company dated October 26, 2005, and joined the Company in November 2005, as director of finance. Ms. Jordan’s annual salary is $140,000 and she participates in bonus, benefit and other incentives at the discretion of the compensation committee of our board of directors. Ms Jordan’s employment is not for a specified period or term of employment and is terminable at-will by us or by Ms. Jordan for any reason, with or without notice.

Mr. James Croft III - On August 17, 2005, our board of directors approved the appointment of Mr. James Croft III as our Chief Technology Officer and Vice President of Advanced Development. Mr. Croft has served as our Vice President of Research and Development since February 28, 2000, and, prior to that, as our Vice President of Engineering from September 15, 1997. Mr. Croft is employed pursuant to the terms of an employment agreement dated February 28, 2000, which terms have been orally modified.

Under the terms as modified, Mr. Croft's annual salary is $165,000, and he participates in bonus, benefit and other incentives at the discretion of the compensation committee of our board of directors. We presently exclusively license two pre-employment inventions from Mr. Croft through March 2008. We are not currently marketing products using these inventions, and we are not currently paying royalties to Mr. Croft for these inventions. We plan to negotiate further revisions to our agreement with Mr. Croft, including our right to continue the license beyond March 2008. The initial term of the employment agreement dated February 28, 2000 has expired, and as a result, either we or Mr. Croft may terminate his employment for any reason upon thirty days advance notice.

Mr. Bruce Gray -- We entered into a letter agreement with Mr. Bruce Gray, under which Mr. Gray was employed as our Vice President of the Commercial Products Group effective March 21, 2005. Mr. Gray currently serves as our Vice President, Commercial Group. The letter agreement provides for an annual base salary of $200,000 and an annual sales commission, payable on a quarterly basis, based on revenues and billings. Mr. Gray's employment is terminable at-will by us or by Mr. Gray for any reason, with or without notice.

Mr. Alan J. Ballard -- On November 17, 2005, our board of directors approved the appointment of Mr. Alan J. Ballard as our Vice President, Government and Military Division. Mr. Ballard joined American Technology Corporation in January 2004 and has held various positions in our Government Group, most recently Senior Director of U.S. Military Sales, Government and Force Protection Group. Mr. Ballard's annual salary is $145,000, and he participates in bonus, benefit and other incentives at the discretion of the compensation committee of our board of directors. Mr. Ballard's employment is terminable at-will by us or by Mr. Ballard for any reason, with or without notice.

Ms. Rose Tomich-Litz - On November 30, 2005, our board of directors approved the appointment of Ms. Rose Tomich-Litz as our Vice President, Operations. Ms. Tomich-Litz's annual salary is $157,500, and she participates in bonus, benefit and other incentives at the discretion of the compensation committee of our board of directors. Ms. Tomich-Litz's employment is terminable at-will by us or by Ms. Tomich-Litz for any reason, with or without notice.

Executive officers in charge of revenue producing business segments may also participate in a broad-based commission arrangement. Under our existing commission arrangements, commissions are awarded to certain individuals in each of our business segments based on revenue or billings within the segment. All commission plans and commissions payable to executive officers are reviewed and approved by the Compensation Committee.

3